Exhibit 8.2

Ernst & Young 111 Eagle Street Brisbane QLD 4000 Australia GPO Box 7878 Brisbane QLD 4001	Tel: +61 7 3011 3333 Fax: +61 7 3011 3100 ey.com/au

The Board of Directors Tritium DCFC Limited 48 Miller Street MURRARIE QLD 4172	15 December 2021

Project Hulk – Material Australian Tax Considerations in US F-4

Dear Directors,

In accordance with our engagement agreement dated 9 August 2021, we confirm that the F-4 Registration Statement that was originally filed with the United States of America Securities Exchange Commission (“US SEC”) on 24 September 2021, as amended through the date hereof, (the “Registration Statement”) includes a fair and reasonable summary of the material Australian tax considerations associated with the ownership and disposition of shares in Tritium DCFC Limited (the “Shares”).

A section reference to the Australian tax comments included in the Registration Statement is attached at Appendix A.

Our review of the Registration Statement is restricted to cover the Australian income tax, capital gains tax (“CGT”), goods and services tax (“GST”), and stamp duty implications for shareholders of Tritium DCFC Limited associated with the ownership and disposition of the Shares, who:

▶	are Australian tax residents or non-Australian tax residents;

▶	hold the Shares on capital account (that is, do not hold the shares as revenue assets or trading stock);

▶	are not assessed on gains and losses on the Shares under the Taxation of Financial Arrangements in Division 230 of the Income Tax Assessment Act 1997 (Cth); and

▶	are not exempt from Australian income tax.

Applicable Authorities

Our tax opinion is our best judgement based on the applicable provisions of the Australian tax legislation, case law and rulings issued by the Australian Taxation Office (“ATO”), as in effect and available on the date of the Registration Statement, which are subject to change and differing interpretations, with possible retroactive effect. As interpretations of the aforementioned authorities may differ, we cannot provide assurance that our opinion will be accepted by the ATO or if challenged by a court.

Our opinion is based on the Australian income tax legislation, applicable case law, regulations and published rulings, determinations, and statement of administrative practice of the ATO as at the date of this Registration Statement.

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The law, regulations, the tax authorities’ interpretation, and administrative practices are subject to change. The policies and practices prevailing in the future when the transactions are reviewed by the tax authorities may also differ from those relied upon for the purposes of this Registration Statement. Should the relevant policies and practices, or the Registration Statement itself, change, our opinion may change as well. We will not be responsible for updating the information herein, unless we are specifically requested to do so under a separate engagement.

Opinion

We, Ernst & Young, consider that the Australian tax considerations in the Registration Statement fairly represents the material Australian tax consequences to Tritium DCFC Limited shareholders in accordance with the relevant Australian tax laws enacted as at the date of this letter. Whilst we do note that the Australian tax considerations in the Registration Statement does not claim to describe all possible Australian income tax consequences to the Tritium DCFC Limited shareholders, we are of the opinion it provides a fair representation of the matters we consider are the material Australian tax consequences applicable to Tritium DCFC Limited shareholders.

Our opinion is limited to the Australian tax statements addressed in this opinion and additional issues may exist that could affect the Australian income tax treatment associated with the ownership and disposition of Tritium DCFC Limited shares. Our opinion does not consider or provide any advice or a conclusion in respect to any such issues. Our opinion cannot be relied upon for the purpose of avoiding penalties that may be imposed with respect to any Australian income tax issues outside the limited scope of this opinion.

Our opinion is based on the facts, representations, and assumptions that have been included or referenced herein or in the Registration Statement. Our opinion does not address any matters beyond those described herein. Should any of the facts, representations or assumptions be incorrect, the conclusions reached in this opinion may be adversely affected.

With consideration of the above, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

If you would like to discuss this matter further, please contact me on (07) 3243 3691.

Yours sincerely

/s/ Michael Hennessey

Michael Hennessey
Partner – Tax

A member firm of Ernst & Young Global Limited

Liability limited by a scheme approved under Professional Standards Legislation

Appendix A

“MATERIAL AUSTRALIAN TAX CONSIDERATIONS”

A member firm of Ernst & Young Global Limited

Liability limited by a scheme approved under Professional Standards Legislation